UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/16/2012

AG Mortgage Investment Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-35151

Maryland	27-5254382
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

245 PARK AVENUE
26TH FLOOR
NEW YORK NY 10167
(Address of principal executive offices, including zip code)

212-692-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On March 16, 2012, John Angelo, Chairman of the Board and Executive Chairman of AG Mortgage Investment Trust, Inc. (the "Company"), informed the Company that he will not stand for re-election as a member of the Board of Directors at the Company's 2012 annual meeting of stockholders, which is expected to occur on or about May 18, 2012. This decision is unrelated to, and will have no impact on, Mr. Angelo's continuing role as Chief Executive Officer of Angelo, Gordon & Co, L.P. ("Angelo Gordon"), an affiliate of the Company. Mr. Angelo will continue to serve as a member of the Board of Directors until his current term expires on the date of the Company's 2012 annual meeting of stockholders.

Mr. Angelo informed the Company that his decision is due to time constraints and his other board obligations, and is not the result of any disagreement with the Company or because of any matter relating to the Company's operations, policies or practices. Mr. Angelo, as Chief Executive Officer of Angelo Gordon, will remain involved in the activities of the external manager of the Company. The Board of Directors of the Company expressed its appreciation to Mr. Angelo for his service to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AG Mortgage Investment Trust, Inc.

Date: March 16, 2012	By:	/s/ DAVID N. ROBERTS
David N. Roberts
Chief Executive Officer